SUN COMMUNITIES, INC.

ARTICLES OF AMENDMENT

Sun Communities, Inc., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:     The Charter of the Corporation is hereby amended by striking out Section 1 of Article VI of the Charter and inserting in lieu thereof the following:

Section 1.    Number and Classification. The number of directors of the Corporation is eight (8), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number required by the Maryland General Corporation Law. Beginning with the 2014 annual meeting of stockholders, directors shall be elected for a term expiring at the next annual meeting of stockholders.  Each director shall hold office until his or her term expires and until his or her successor is duly elected and qualifies, subject to his or her prior death, resignation, retirement, disqualification or removal from office. The names of the current directors of the Corporation, who shall serve until their successors are elected and qualified, subject to his or her prior death, resignation, retirement, disqualification or removal from office, are as follows, with one vacancy:

Stephanie W. Bergeron
Paul D. Lapides
Clunet R. Lewis
Robert H. Naftaly
Ronald L. Piasecki
Gary A. Shiffman
Arthur A. Weiss

SECOND:     The amendment to the Charter of the Corporation as set forth above was duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law and the Charter of the Corporation.

THIRD:    The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts set forth herein which are required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, such matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary as of July 23, 2013.

SUN COMMUNITIES, INC.
By:	/s/ Gary Shiffman
Gary A. Shiffman, President and Chief Executive Officer

ATTEST:
By:	/s/ Karen Dearing
Karen J. Dearing, Secretary

2